UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): July 23, 2011

ASIARIM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-147187	83-0500896
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5348 Vegas Drive, Las Vegas		89108
(Address of principal executive offices)		(Zip code)

Registrant's telephone number, including area code:		+31 657 696 007
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2011, Mr. Ben van Wijhe resigned as a director and President of Asiarim Corporation (the "Corporation"). There was no disagreement between Mr. van Wijhe and the Corporation on any matter relating to the operations, policies or practices of the Corporation.

A copy of this report has been provided to Mr. van Wijhe, who has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

On July 23, 2011, Dr. Joannes C. M. Hovers was appointed as a director of the Corporation to fill the vacancy created by the resignation of Mr. van Wijhe. In addition, on July 30, 2011, Dr. Hovers was elected to the offices of Chairman, President and Chief Executive Officer of the Corporation. Dr. Hovers shall serve as the Chairman, President and Chief Executive Officer of the Corporation for a term of one year subject to his earlier termination or removal.

Dr. Hovers, age 68, was the former President and CEO of Stork N.V., as well as of OCE N.V., both Dutch stock listed corporations, during the years from 1989 to 1998 and in 1999 respectively. Since 1999, he has been engaged as an independent board consultant. Dr. Hovers served as a member of the Supervisory Board of De Nederlandsche Bank, the Dutch Central Bank, and Randstad Holding N.V. He is currently Chairman of the Supervisory Boards of respectively C1000 N.V., Royal Ten Cate N.V., SMEVA B.V., Plieger B.V. and Teleconnect Inc. He is also a member of the Supervisory Board of Randstad Holding Netherlands B.V. Dr. Hovers holds a Ph.D. Econometrics from Tilburg University in The Netherlands.

On July 30, 2011, Mr. Eugene Van Os, age 45, was elected to the offices of Treasurer, Chief Financial Officer and Secretary of the Corporation. Mr. Van Os shall serve as the Treasurer, Chief Financial Officer and Secretary of the Corporation for a term of one year subject to his earlier termination or removal. Mr. Van Os was elected the Chief Financial Officer of the Company to fill the vacancy created by the resignation of Mr. Te Hwai Ho on July 21, 2011. Prior to his election, since October 2008, Mr. Van Os was the managing director of the Corporation's wholly-owned subsidiary Commodore Licensing B.V. in The Netherlands. He was managing director of SupportPlus Europe B.V. during the course of business from 1999 to 2008. Currently, Mr. Van Os is also a director of Oshold Nederland B.V., J. van Os Holding B.V. and Hayden Group Limited.

There is no family relationship among Dr. Hovers and Mr. Van Os.

Item 1.01	Entry into a Material Definitive Agreement.

On July 22, 2011, the Corporation entered into a Restated Terms Sheet with Euro American S.A. regarding the intended acquisition of the exclusive worldwide rights to a unique patented video compression technology, as previously announced by the Corporation in its Current Report on Form 8-K filed on May 26, 2011.

Pursuant to the Restated Terms Sheet, the Corporation will acquire a subsidiary that possesses the exclusive worldwide rights to use a unique patented video compression technology. This video compression technology based on wavelet algorithms is able to dramatically reduce any type of video content or live stream including those already pre-compressed with any CODEC without loss of video quality. In addition, the Restated Terms Sheet contemplates that the Corporation will amend its articles of incorporation and by-laws to change its corporate name to better reflect the Corporation's future corporate structure.

The Restated Terms Sheet provides that the proposed transaction may be terminated by providing notice to the other party. In addition, the Restated Terms Sheet provides that if the intended transaction has not been completed by August 5, 2011, the obligations of each party with respect to the intended transaction will terminate.

Item 9.01
Financial Statements and Exhibits

Exhibits
Exhibit No.	Description
99.1	Press release dated August 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2011	ASIARIM CORPORATION

By: /s/ Dr. Joannes C. M. Hovers

Name: Dr. J. C. M. Hovers
Title: President, Chief Executive Officer and Chairman

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